UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2015

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KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)

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North Carolina	001-16485	56-2169715
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

370 Knollwood Street, Winston-Salem, North Carolina 27103
(Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 725-2981

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

(c)

On September 15, 2015, the Board of Directors (the “Board”) appointed Berry Epley, age 49, to serve as Vice President—Chief Accounting Officer/Corporate Controller of Krispy Kreme Doughnuts, Inc. (the “Company”) and of its wholly-owned subsidiary, Krispy Kreme Doughnut Corporation. Prior to Mr. Epley’s appointment, G. Price Cooper, IV, the Company’s Executive Vice President and Chief Financial Officer, had served as the Company’s principal accounting officer.

In connection with his appointment, Mr. Epley will receive an annual salary commensurate with his duties. In addition, Mr. Epley will be considered for an annual bonus, based upon performance metrics set by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the Company’s then-current incentive plans. Mr. Epley will also be entitled to participate in the Company’s 2012 Incentive Plan at the discretion of the Compensation Committee. Mr. Epley’s total direct compensation will be in line with the median total direct compensation of chief accounting officers at similarly sized U.S. companies.

Mr. Epley has over 21 years of finance and accounting experience. Mr. Epley formerly served as the Vice-President, Controller and Principal Accounting Officer of The Pantry, Inc. from November 2002 until June 2015, and as its Director, Financial Reporting from October 1999 until November 2002. He also served as Interim Chief Financial Officer from May 2012 through February 2013 at The Pantry. Prior to joining The Pantry, Mr. Epley served as a Manager at PricewaterhouseCoopers, LLP for five years.

Mr. Epley (i) has no family relationships with any director or executive officer of the Company and (ii) is not a party to any related person transaction with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.

	By	/s/ G. Price Cooper, IV
G. Price Cooper, IV
Chief Financial Officer

Date: September 16, 2015